UNIVERSITY OF WASHINGTON
                         SEATTLE, WASHINGTON 98195-6613

Office of Research
Grant and Contract Services


                                                              September 30, 1997




Richard Raisig
Chief Financial Officer
Microvision, Inc.
2203 Airport Way South, Suite 100
Seattle, WA 98134

Sent via Fix to #623-7331 (original sent by mail)

Subject: No Cost Time Extension of the Research Agreement Between the University of Washington and Microvision

Dear Mr. Raisig:

     This is in reference to University of Washington letters of July 28, 1997 and August 22, 1997 requesting a no cost extension until March 31, 1998. During our telephone conversation last week, you asked me to fax you our unexpended balance. In addition, you requested our unobligated balance which reflects obligations incurred, but not yet posted on the official accounting record.

     The unexpended balance as of September 29, 1997 is $605,106. This figure does not reflect the payroll for the last half of September and other obligations incurred by Dr. Furness. When considering all obligations (encumbrances) on the program, the unencumbered balance as of September 30, 1997 is $537,919.

     Dr. Furness anticipates that an extension of the contact to March 31, 1998 would enable him to complete the ongoing projects. He anticipates that the remaining funds would be used by March 31, 1998.



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
     I am requesting that you approve our request by signing this letter. Please send your approval to my attention. Thank you.

                                   Sincerely,

                                   /s/

                                   Donald W. Allen, Director
                                   Grant and Contract Services

                                   APPROVED for Microvision, Inc.

                                   /s/

                                   Richard A. Raisig
                                   Chief Financial Officer


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